FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ELECTS DAVID S. WICHMANN TO BOARD OF DIRECTORS

Marlborough, Mass. (June 24, 2021) -- Boston Scientific Corporation (NYSE: BSX) announced today the election of David S. Wichmann to its board of directors, effective immediately.

Wichmann recently served as chief executive officer of UnitedHealth Group from 2017 to 2021. His career at UnitedHealth Group spans 23 years in roles of increasing responsibility leading the growth, diversification and performance of the company’s domestic and international businesses, including president, chief financial officer, and head of operations and commercial markets. Prior to joining UnitedHealth Group, Wichmann was a partner at the global accounting firm Arthur Andersen & Co. He has served on the boards of UnitedHealth Group Incorporated and Tennant Company and holds a B.S. in accounting from Illinois State University.

“From his experience leading one of the largest health care organizations in the world, Dave has unique insights about opportunities to improve patient outcomes while also taking costs out of the health care system,” said Mike Mahoney, chief executive officer and chairman of the board, Boston Scientific. “We welcome him to our board and look forward to working together to continue to deliver meaningful innovation to patients and health care providers.”

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

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